Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

SERIES B CONVERTIBLE PREFERRED STOCK OF

QUANTUM COMPUTING INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Quantum Computing Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “General Corporation Law”):

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, as amended (the “Certificate of Incorporation”), there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

Designation

1. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock”, par value $0.0001 per share (the “Series B Convertible Preferred Stock”) and the number of shares constituting such series (“Shares”) shall be 3,079,864. The rights, preferences, powers, restrictions and limitations of the Series B Convertible Preferred Stock shall be as set forth herein. The Series B Convertible Preferred Stock shall be issued in book-entry form on the Corporation’s share ledger, subject to the rights of Holders to receive certificated Shares under the General Corporation Law.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Certificate of Designation” means this Certificate of Designation of Series B Convertible Preferred Stock of the Corporation.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (i) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of the Corporation and its significant subsidiaries to a third party, or any transaction that is subject to Rule 13e-3 of the Securities Exchange Act of 1934, as amended, (ii) the consummation of a transaction by which any Person or group is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the voting power of the securities issued by the Corporation having the power to vote (measured by voting power rather than number of shares) generally in the election of directors of the Corporation (“Voting Stock”), or (iii) the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons; provided, however, that a Change of Control will not be deemed to have occurred in the case of clause (iii) above in the case of (a) a consolidation, merger or other business combination in which holders of the Voting Stock immediately prior to the transaction continue to hold, immediately after the transaction, directly or indirectly, the same relative percentage of the Voting Stock as of immediately prior to any such transaction and the Voting Stock of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, including pursuant to a holding company merger effected under Section 251(g) of the General Corporation Law or any successor provision, or (b) a migratory merger or conversion effected solely for the purpose of changing the jurisdiction of organization of the Corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Conversion Date” has the meaning set forth in Section 7.2(c).

“Conversion Ratio” means, initially, ten (10) shares of Common Stock for every one (1) share of Series B Convertible Preferred Stock, as adjusted from time to time in accordance with Section 7.6.

“Conversion Shares” means the shares of Common Stock then issuable upon conversion of the Series B Convertible Preferred Stock in accordance with the terms of Section 7.

“Corporation” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Corporation Law” has the meaning set forth in the Preamble.

“Holder” means a holder of outstanding Shares of Series B Convertible Preferred Stock.

“Junior Securities” means, collectively, the Common Stock and each other class or series of capital stock now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation.

“Liquidation” has the meaning set forth in Section 5.1.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 19, 2022 (this “Agreement”), by and among QPhoton, Inc., a Delaware corporation, Project Alpha Merger Sub I, Inc., a Delaware corporation, Project Alpha Merger Sub II, LLC, a Delaware limited liability company, the Corporation, and Yuping Huang.

“Parity Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks pari passu with the Series B Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation, and includes the Series B Convertible Preferred Stock.

“Person” means an individual, company, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Principal Market” means the Nasdaq Capital Market.

“QPhoton Designee” has the meaning set forth in that certain Stockholders Agreement, dated June 14, 2022, by and among the Corporation, Yuping Huang and certain other stockholders of the Corporation.

“Register” means the securities register maintained in respect of the Series B Convertible Preferred Stock by the Corporation, or, to the extent the Corporation has engaged a transfer agent, such transfer agent.

“Requisite Stockholder Approval” means the stockholder approval contemplated by Rule 5635 of the NASDAQ listing rules with respect to the issuance of shares of Common Stock upon conversion of the Series B Convertible Preferred Stock in excess of the limitations imposed by such rule.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Senior Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks senior to any series of the Series B Convertible Preferred Stock, has preference or priority over the Series B Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation, and includes the Series A Convertible Preferred Stock.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Corporation.

3. Rank. With respect to payment of dividends and distribution of assets upon Liquidation, all Shares of the Series B Convertible Preferred Stock shall rank (i) senior to all Junior Securities, (ii) pari passu with any shares of Series B Convertible Preferred Stock or Parity Securities issued and outstanding from time to time, and (iii) junior to all Senior Securities, if any.

4. Dividends. Holders shall not be entitled to receive any dividends in respect of the Series B Convertible Preferred Stock, unless and until specifically declared by the Board of Directors of the Corporation to be payable to the Holders of the Series B Convertible Preferred Stock.

5. Liquidation.

5.1 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with the holders of any Parity Securities by reason of their ownership thereof, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash per share equal to the amount per share in cash payable to the Holders if the shares of Series B Convertible Preferred Stock were converted immediately prior to the Liquidation into shares of Common Stock.

5.2 Change of Control Deemed a Liquidation. For purposes of this Section 5, a Change of Control shall be deemed to constitute a Liquidation, and, accordingly, the Holders shall be entitled to be paid out of any amounts payable in a Change of Control to the stockholders of the Corporation, pari passu with the holders of any Parity Securities by reason of their ownership thereof, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash per share equal to the amount per share in cash payable to the Holders if the shares of Series B Convertible Preferred Stock were converted immediately prior to the Liquidation on shares of Common Stock.

5.3 Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the Holders upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of such material change.

6. Voting. Except as otherwise provided herein or as otherwise required by the General Corporation Law, the Series B Convertible Preferred Stock shall have no voting rights. However, as long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series B Convertible Preferred Stock: (a) alter, repeal or change the powers, preferences or rights of the Series B Convertible Preferred Stock so as to affect them adversely; or alter, repeal, change or amend this Certificate of Designation, the Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Convertible Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, (b) except as provided by the Merger Agreement, issue any additional shares of Series B Convertible Preferred Stock or increase or decrease the number of authorized shares of Series B Convertible Preferred Stock as permitted herein, (c) authorize, designate, or recapitalize (whether by reclassification, by merger or otherwise), or issue any new class or series of stock or any other securities convertible into equity securities of the Corporation, (d) redeem, repurchase or otherwise acquire, or make a payment of dividends or other distributions, with respect to any securities of the Corporation that constitute Junior Securities, (e) have any subsidiary or affiliate of the Corporation enter into any contract, agreement, arrangement, or understanding that would prohibit or otherwise restrict the payment of dividends or the making of distributions to the Corporation, (f) voluntarily initiate any Liquidation of the Corporation or any Change of Control not otherwise approved by the Board of Directors of the Corporation, including at least one QPhoton Designee, or (g) enter into (or have a subsidiary or affiliate enter into) any agreement, contract, arrangement or understanding with respect to any of the foregoing or that would prohibit or otherwise restrict the Corporation from performing its obligations to the Holder.

7. Conversion.

7.1 Optional Right to Convert. Subject to the provisions of this Section 7, including, without limitation, the Conversion Limitation (as defined below), at any time any Holder shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series B Convertible Preferred Stock held by such Holder into an aggregate number of shares of Common Stock as is determined by multiplying (a) the number of Shares to be converted by (b) the result by the Conversion Ratio in effect immediately prior to such conversion.

7.2 Procedures for Conversion; Effect of Conversion

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series B Convertible Preferred Stock pursuant to Section 7.1, a Holder shall (i) submit a written election to the Corporation that such Holder elects to convert Shares specifying the number of Shares elected to be converted and (ii) surrender to the Corporation, along with such written election, the certificate or certificates, if any, representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event such certificate or certificates are lost, stolen or destroyed, accompanied by an affidavit of loss executed by the Holder and a bond or other indemnity in an amount sufficient to protect the Corporation against any loss arising from the alleged loss, theft or destruction. The conversion of such Shares hereunder shall be deemed effective as of the date of submission of such written election and surrender of such Series B Convertible Preferred Stock certificate or certificates, if any, or delivery of such affidavit of loss and bond or indemnity, if applicable. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials (if any), the Corporation shall as promptly as practicable (but in any event within five (5) days thereafter) deliver to the relevant Holder (A) the number of shares of Common Stock to which such Holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 7.1 (including by certificates evidencing such shares of Common Stock to the Holder at its address as set forth in the written election) and, if applicable (B) the number of Shares of Series B Convertible Preferred Stock delivered to the Corporation but not elected to be converted pursuant to the written election, in each case in book-entry form on the Corporation’s share ledger or by mailing certificates evidencing the shares to the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder). All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(b) Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Series B Convertible Preferred Stock and in the event that any conversion of the Shares of Series B Convertible Preferred Stock would result in the issuance of a fractional share, the number of shares of Common Stock issued or issuable to such Holder shall be rounded up to the nearest whole share of Common Stock.

(c) Effect of Conversion. All Shares of Series B Convertible Preferred Stock converted as provided in Section 7.1 shall no longer be deemed outstanding as of the applicable Conversion Date and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the Holder to receive shares of Common Stock in exchange therefor. The “Conversion Date” means the date on which such Holder complies with the procedures in Section 7.2(a) (including the submission of the written election to the Corporation of such Holder’s election to convert).

7.3 Limitation on Conversion Right.

(a) Conversion Limitation. Notwithstanding anything to the contrary in this Certificate of Designation, no shares of Common Stock will be issued or delivered upon any proposed conversion of any Series B Convertible Preferred Stock of any Holder thereof, and no shares of Series B Convertible Preferred Stock of any Holder thereof will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility, taken together with the issuance of all shares of Common Stock pursuant to the Merger Agreement, would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Series B Convertible Preferred Stock without breaching the Company’s obligations under the rules and regulations the listing rules of the Principal Market (the restrictions set forth in this sentence, the “Conversion Limitation”). For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act. Notwithstanding any of the foregoing to the contrary, the Conversion Limitation shall not apply following the receipt of the Requisite Stockholder Approval.

(b) Conversions Void. Any purported conversion (and delivery of shares of Common Stock upon conversion of the Series B Convertible Preferred Stock) will be void ab initio and have no effect to the extent, but only to the extent, that such conversion and delivery would result in the Corporation issuing shares of Common Stock in excess of the Conversion Limitation.

(c) Proceeds on Conversion. Except as otherwise provided herein, if any consideration otherwise due upon the proposed conversion of any Shares of Series B Convertible Preferred Stock pursuant to an optional conversion is not delivered as a result of the Conversion Limitation, then the Corporation’s obligation to deliver such consideration will not be extinguished, and the Corporation will deliver such consideration (and the relevant Shares of Series B Convertible Preferred Stock shall be deemed converted) as soon as reasonably practicable after the Holder provides written evidence satisfactory to the Corporation that such delivery will not contravene the Conversion Limitation. A Holder will provide such evidence as soon as reasonably practicable after its beneficial ownership is such that additional shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock may be delivered without contravening the Conversion Limitation. For the avoidance of doubt, until consideration due upon the conversion of any Shares of Series B Convertible Preferred Stock is delivered, such Shares shall be deemed not to have converted.

7.4 Reservation of Stock. The Corporation shall at all times when any Shares of Series B Convertible Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Convertible Preferred Stock pursuant to this Section 7, taking into account any adjustment to such number of shares so issuable in accordance with Section 7.6 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series B Convertible Preferred Stock.

7.5 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series B Convertible Preferred Stock pursuant to Section 7.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the Holder in respect thereof.

7.6 Adjustment to Conversion Ratio and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Ratio and the number of Conversion Shares issuable on conversion of the Shares of Series B Convertible Preferred Stock shall be subject to adjustment from time to time as provided in this Section 7.6.

(a) Subdivisions and Combinations. If the outstanding shares of Common Stock shall be subdivided (whether by stock split, recapitalization or otherwise) into a greater number of shares of Common Stock or combined (whether by consolidation, reverse stock split or otherwise) into a lesser number of shares of Common Stock without a corresponding subdivision or combination of the Series B Preferred Stock, then the Conversion Ratio in effect at the opening of business on the date following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Ratio in effect on such date and a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the date upon which such subdivision or combination becomes effective. Absent a change in law, or a contrary determination (as defined in Section 1313(a) of the Code), the Corporation shall treat any adjustment to the Conversion Ratio pursuant to this Section 7.6(a) as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income tax and withholding tax purposes, and shall not take any position inconsistent with such treatment.

(b) Dividends or Distributions Payable in Common Stock. In case the Corporation shall pay or make a dividend or other distribution on Common Stock payable in shares of Common Stock (in which case, for the avoidance of doubt, the Holders shall not participate), the Conversion Ratio in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Ratio by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination and the denominator of which shall be the sum of such number of shares outstanding at the close of business on the record date fixed for such determination and the total number of shares constituting such dividend or other distribution, such reduction to become effective retroactively to a date immediately following the close of business on the record date for the determination of the Holders entitled to such dividends and distributions. For the purposes of this Section 7.6(b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation. Absent a change in law, or a “determination” (as defined in Section 1313(a) of the Code), the Corporation shall treat any adjustment to the Conversion Ratio pursuant to this Section 7.6(b) (i) as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b), and (ii) as providing for a “full adjustment” in the Conversion Ratio to reflect any dividends or distributions of Common Stock described in this Section 7.6(b), in each case for U.S. federal and applicable state and local income tax and withholding tax purposes, and shall not take any position inconsistent with such treatment.

(c) Adjustment for Reorganization Events. If there shall occur any reclassification, statutory exchange, reorganization, recapitalization, consolidation or merger involving the Corporation with or into another Person in which a majority of the Common Stock (but not the Series B Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation) including a Change of Control (a “Reorganization Event”), then, subject to Section 5, following any such Reorganization Event, each share of Series B Convertible Preferred Stock shall remain outstanding and be convertible into the number, kind and amount of securities, cash or other property which a Holder would have received in such Reorganization Event had such Holder converted its Shares of Series B Convertible Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Ratio applicable immediately prior to the effective date of such Reorganization Event; and, in such case, appropriate adjustment shall be made in the application of the provisions in this Section 7.6 set forth with respect to the rights and interest thereafter of the Holders, to the end that the provisions set forth in this Section 7.6 (including provisions with respect to changes in and other adjustments of the Conversion Ratio) shall thereafter be applicable in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Convertible Preferred Stock. The Corporation (or any successor thereto) shall, no less than twenty (20) Business Days prior to the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that each Share of Series B Convertible Preferred Stock will be convertible into under this Section 7.6(b). Failure to deliver such notice shall not affect the operation of this Section 7.6(b). The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for, or does not interfere with or prevent (as applicable), conversion of the Series B Convertible Preferred Stock in a manner that is consistent with and gives effect to this Section 7.6(b) and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Convertible Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event. Absent a change in law, or a “determination” (as defined in Section 1313(a) of the Code), the Corporation shall treat any adjustment to the Conversion Ratio pursuant to this Section 7.6(b) as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income tax and withholding tax purposes, and shall not take any position inconsistent with such treatment.

(d) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Ratio, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to each Holder at the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any Holder, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to such Holder a certificate of an executive officer certifying the Conversion Ratio then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such Holder upon conversion of the Shares of Series B Convertible Preferred Stock held by such Holder.

(e) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii) of a Liquidation;

then, and in each such case, unless the Corporation has previously publicly announced such information (including through filing such information with the Securities and Exchange Commission), the Corporation shall send or cause to be sent to each at the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale or Liquidation is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series B Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or Liquidation, and the amount per share and character of such exchange applicable to the Series B Convertible Preferred Stock and the Conversion Shares.

(f) Non-Circumvention. For the avoidance of doubt, the adjustments provided in this Section 7.6 may not result in the Holders exceeding the Conversion Limitation or the other limitations set forth in Section 7.3.

7.7 Automatic Conversion. Notwithstanding anything to the contrary set forth herein and upon the receipt of the Requisite Stockholder Approval (the “Mandatory Conversion Time”), all outstanding shares of Series B Convertible Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to this Section 7. All holders of record of shares of Series B Convertible Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series B Convertible Preferred Stock pursuant to this Section 7.7. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series B Convertible Preferred Stock in certificated form, if any, shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series B Convertible Preferred Stock converted pursuant to this Section 7.7, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 7.7. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates (or make an entry in book-entry form on the Corporation’s share ledger) for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay any declared but unpaid dividends on the shares of Series B Convertible Preferred Stock converted.

8. Reissuance of Series B Convertible Preferred Stock. Shares of Series B Convertible Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation.

9. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder (other than any notices given to Holders as required by the General Corporation Law and are given in the manner provided by the General Corporation Law) shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such Holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

10. Waiver. Any provision of this Certificate of Designation may be waived only by an instrument in writing executed by the Corporation and the Holders of a majority of the issued and outstanding Shares of Series B Convertible Preferred Stock, and any such waiver will be binding upon the Corporation and each Holder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series B Convertible Preferred Stock on of this June 14, 2022.

/s/ Christopher Roberts
Name:	Christopher Roberts
Title:	Chief Financial Officer

12